Exhibit 10.3
FORM OF NOTICE OF ASSUMED AWARD AGREEMENT
In connection with the Merger (defined in the attached Assumed Award Agreement), your shares of restricted stock of StreetLight Data, Inc. have been assumed by Jacobs Engineering Group Inc. (the “Company”). Your shares are subject to the terms of your original option grant agreement with StreetLight Data, Inc. (the “Original Option Agreement”) and the “Early Exercise Notice and Restricted Stock Purchase Agreement” which was Exhibit A to the Original Option Agreement (the “Original Purchase Agreement”), as each is amended as described herein, effective as of February 4, 2022. Your restricted shares have been converted to restricted shares of the Company’s common stock. The number of Assumed Restricted Shares and the applicable deemed exercise price reflect the formula prescribed for assuming and converting your restricted shares as part of the Merger, which was described in the Equity Award Cancellation and Release Agreement you previously executed. Terms not contained or amended herein are as set forth in the Amended and Restated Jacobs Engineering Group Inc. (StreetLight) 2011 Stock Plan, your Original Option Agreement or your Original Purchase Agreement, as applicable.

NAME: (“you” or “Optionee”)
ORIGINAL GRANT DATE:
NUMBER OF ASSUMED RESTRICTED SHARES:
DEEMED EXERCISE PRICE PER SHARE:
VESTING:	The award will vest in accordance with its original vesting schedule, as set out in the Optionee’s Original Option Agreement and Original Purchase Agreement, as applicable, from StreetLight Data, Inc.

Your Original Option Agreement and Original Purchase Agreement will be available in Carta until December 31, 2022. You are responsible for downloading a copy of your Original Option Agreement and Original Purchase Agreement documents for your records. A sample form option agreement, including a sample early exercise notice and restricted stock purchase agreement, will be available on Fidelity but will not contain any individualized terms applicable to your award.

FORM OF ASSUMED AWARD AGREEMENT
The Award holder listed on the cover page hereto (referred to herein as “you” or “Holder”), held certain shares of restricted stock in connection with the early exercise of one or more unvested options to purchase shares of common stock of StreetLight Data, Inc., a Delaware corporation (“StreetLight”). Pursuant to the Agreement and Plan of Merger, dated January 20, 2022, by and among Jacobs Engineering Group Inc., a Delaware corporation (the “Company”), Tarmac Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), StreetLight, and the other parties thereto (the “Merger Agreement”), on February 4, 2022, Merger Sub merged with and into the StreetLight (the “Merger”), with StreetLight continuing as the surviving corporation and a wholly-owned subsidiary of the Company. In connection therewith, and as provided herein and in the Merger Agreement and the Equity Award Cancellation and Release Agreement by and between you and StreetLight, those shares of restricted stock of StreetLight identified on the cover page hereto (the “StreetLight Restricted Shares”) are hereby assumed by the Company and converted into (x) restricted shares with respect to shares of the Company, subject to the modifications and upon the terms and conditions set forth herein, and (y) the right to receive the Post-Closing Common Per Share Amount (as defined in the Merger Agreement) with respect to such StreetLight Restricted Shares if, when and as paid, less applicable Taxes (as defined in the Merger Agreement).
The StreetLight Data Inc. 2011 Stock Plan, amended as of April 3, 2013 (the “Original Plan”) and the Stock Option Agreement(s) pursuant to which (i) the options to purchase shares of restricted stock of StreetLight (the “StreetLight Options”) were granted and (ii) the shares of StreetLight Restricted Shares were purchased on the early exercise of such options (the “Original Option Agreement(s)”), have been or will be assumed and amended by the Company by action of its board of directors and its authorized representatives, and the liabilities and obligations of StreetLight under the Original Option Agreement(s), as modified by the terms of this Assumed Award Agreement have been assumed by Company pursuant to this Assumed Award Agreement. For the avoidance of doubt, the “Early Exercise Notice and Restricted Stock Purchase Agreement” which was Exhibit A to the Original Option Agreement (the “Original Purchase Agreement”) has been assumed as part of the assumption of the Original Option Agreement described above, as modified by this Assumed Award Agreement. The amended and restated Original Plan has been renamed as the “Amended and Restated Jacobs Engineering Group Inc. (StreetLight) 2011 Stock Plan” (the “Plan”), in which, references to the “Company” shall be deemed to refer to the Company (as defined herein as Jacobs Engineering Group Inc.). Furthermore, the Assumed Restricted Shares (as defined below) will be deemed to have been issued pursuant to the Plan. Each Original Option Agreement and related Original Purchase Agreement, as modified by this Assumed Award Agreement (together, the “Award Agreement”), shall continue in effect and govern the terms of its respective Assumed Restricted Shares. Capitalized terms in this Assumed Award Agreement that are not defined herein shall have the meanings stated in the Plan, as such document may be amended and restated from time to time. In the case of any conflict between the provisions hereof and those of the Plan, unless the context clearly requires otherwise, the provisions of the Plan shall control. Copies of the Plan can be accessed by logging into your Fidelity account.
1.    Restricted Shares Assumption and Conversion. Each StreetLight Restricted Share is hereby converted into a restricted share (each an “Assumed Restricted Share”) in respect of the Company’s common stock, par value $1.00 per share (the “Common Stock”), upon the terms and conditions set forth herein, with a total number of Assumed Restricted Shares equal to the number of shares of Common Stock as set forth on the cover page hereto at an exercise price equal to the amount set forth on the cover page hereto. The number of Assumed Restricted Shares and the applicable deemed exercise price have been calculated in accordance with the Exchange Ratio set forth in the Merger Agreement, in each case subject to adjustment as set forth in the Plan.
2.    Vesting. The Assumed Restricted Shares shall continue to vest, to the extent unvested as of the date hereof, in accordance with the vesting schedule set forth in the applicable Original Option Agreement and Original Purchase Agreement, as applicable.
3.    Definitions. The following defined terms shall be added, deleted or revised in each Original Option Agreement and Original Purchase Agreement, as applicable, as follows:
(a)     “Plan” means the Amended and Restated Jacobs Engineering Group Inc. (StreetLight) 2011 Stock Plan.
(b)    “Company” means Jacobs Engineering Group Inc., a Delaware corporation.
(c)    “Shares” means shares of Common Stock, par value $1.00 per share.
(d)    “Assumed Restricted Share” has the meaning set forth in the Assumed Award Agreement.
(e)    “Assumed Award Agreement” means that certain Assumed Award Agreement, by and between Optionee and the Company.
(f)    “Original Purchase Agreement” has the meaning set forth in the Assumed Award Agreement.
4.     Lock-Up Agreement. Section 7 of the Original Option Agreement shall be amended to read as follows:
“7. Transfer Restrictions.
(a)To the extent the Optionee is an employee, consultant, adviser or contractor of the Company or its subsidiaries following the consummation of the transactions contemplated by the Merger Agreement (the “Closing”), any transactions involving the Assumed Restricted Shares will be subject to the Company’s insider trading policy.
(b)The Company will cause the Shares to be registered under the Securities Act by registering such securities on a Form S-8 registration statement as soon as practicable following the Closing. Any unvested Assumed Restricted Shares obtained via early exercise of this Option may not be exercised or directly or indirectly sold, offered to sell, granted any option for the sale of, assigned, transferred, pledged, hypothecated, hedged, shorted, or otherwise encumbered or disposed of (“Transfer”) following the vesting of the Assumed Restricted Shares until the later of (i) such time as the Company notifies the Optionee that the Company has filed with the Securities and Exchange Commission a registration statement on Form S-8 to register the Assumed

Restricted Shares and (ii) such time that all other Transfer restrictions contained in this Section 7 and the Original Purchase Agreement have lapsed.
(c)[Optionee hereby agrees not to Transfer the Assumed Restricted Shares prior to the second anniversary of the Closing (i.e., February 4, 2024), except as otherwise set forth in that certain Rollover and Release Agreement, dated January 20, 2022, by and between the Company and Optionee (the “Lock-Up Period”). Upon expiration of the Lock-Up Period, the Transfer restrictions shall lapse. No Transfer in violation of this Section will be effective for any purpose or confer on any transferee or purported transferee any rights whatsoever. All certificates representing the Assumed Restricted Shares shall bear an appropriate legend memorializing the Lock-Up Period (the “Contractual Lock-Up Legend”), and for any such Shares that are issued in book-entry form, a notation comparable to the Contractual Lock-Up Legend will be reflected on the books and records of the Company’s transfer agent or with the Company’s stock plan administrator. The Lock-Up Period will immediately expire and all transfer or other restrictions described in this Section shall immediately be lifted upon (i) the Company experiencing a Change in Control (as defined in the Jacobs Engineering Group Inc. 1999 Stock Incentive Plan, as amended and restated as of January 18, 2018 (the “SIP”)) or (ii) Optionee’s termination of employment without Cause, resignation for Good Reason (as “Cause” and “Good Reason” are defined in that certain Retention Agreement, dated January 20, 2022, by and between the Company and Optionee), death or Disability (as such term is defined in the SIP).
(d)The Company shall remove or cause the Company’s transfer agent or stock plan administrator, as applicable, to remove, the Contractual Lock-Up Legend annotated on the certificates or book-entry accounts representing the Assumed Restricted Shares, and to issue or cause the Company’s transfer agent to issue to Optionee an account statement evidencing such removal, promptly, and in no event later than 60 days, following expiration of the Lock-Up Period.]1
(e)Except for the Transfer restrictions set forth in this Section 7, Optionee will otherwise be entitled to Optionee’s beneficial rights of the Assumed Restricted Shares, once vested, including without limitation, the right to receive dividends and to vote such Shares.
(f)[Notwithstanding anything to the contrary set forth in this Option Agreement, the Company may, in its sole and absolute discretion, at any time and from time to time, waive any of the restrictions contained in this Option Agreement as such restrictions apply to the Assumed Restricted Shares.
(g)The restrictions on the Transfer of the Assumed Restricted Shares under this Section 7 shall also apply to any securities issued to Optionee in the event of a stock dividend or distribution, a forward or reverse stock split or other reclassification of Shares to the extent and for the duration that the relevant Shares are subject to the Transfer restrictions hereunder.”]
5.    Miscellaneous. The first sentence of Section 11(b) of the Original Option Agreement is amended by to read as follows:
        “(b)    This Agreement, together with the Notice to which this Agreement is attached, the Plan, [the Rollover and Release Agreement,] the Assumed Award Agreement and the Original Purchase Agreement, sets forth the entire agreement and
1 Bracketed language in this agreement included if award shares are subject to contractual lockup.

understanding of the parties relating to the subject matter herein and therein and merges all prior contemporaneous discussions between the parties.”
    6.     Original Purchase Agreement. The following amendments shall be made to the Original Purchase Agreement in respect of StreetLight Restricted Shares outstanding as of February 4, 2022:
(a)     Sections 3(b) (together with its subsections), 3(c), 3(d), 3(e), and 3(f) of the Original Purchase Agreement shall each be deleted in their entirety.
(b)    Sections 5(b), 5(c), 5(d) and 5(e) of the Original Purchase Agreement shall be deleted in their entirety.
(c)     Section 6 (together with its subsections) of the Original Purchase Agreement shall be deleted in its entirety.
(d)    Section 9 of the Original Purchase Agreement shall be amended to read as follows:
“9.     Lock-Up Agreement. The lock-up provisions set forth in Section 7 of the Option Agreement, as amended by the Assumed Award Agreement, shall apply to the Assumed Restricted Shares, and Purchaser reaffirms Purchaser’s obligations set forth therein.”
(e)    Section 10(g) of the Original Purchase Agreement shall be deleted in its entirety.

IN WITNESS WHEREOF, the parties have executed and delivered this Assumed Award Agreement as of February 4, 2022.
JACOBS ENGINEERING GROUP INC.

By:
Steven J. Demetriou
Chair & Chief Executive Officer